Conformed



                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, D. C.  20549

                                      Form 8-K


                                   CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934


         Date of Report (date of earliest event reported) January 29, 1996


                               Beneficial Corporation
               (Exact name of registrant as specified in its charter)


                 Delaware                1-1177             51-0003820
         (State or other jurisdic-    (Commission         (IRS Employer
         tion of incorporation)       File Number)     Identification No.)



         301 North Walnut Street, Wilmington, Delaware           19801
         (Address of principal executive offices)             (Zip Code)


         Registrant's telephone number, including area code (302)425-2500


                                     No Change
           (Former name or former address, if changed since last report)

         Item 5.  Other Events.


         The following is the text of a press release of Beneficial Corporation, a Delaware corporation, issued on January 29, 1996:



                  - BENEFICIAL CORPORATION REPORTS SLIGHT DECLINE
                           IN FOURTH-QUARTER NET INCOME -

              - Fourth-Quarter Net Earnings Reduced by $30.9 Million,
                     or $0.58 Per Share, by Charges Related to
               German Subsidiary and U.S. Expense Reduction Program  -

          - Fourth-Quarter Operations Marked by Record Receivables Growth of Over $1 Billion and Net Interest Margin Approaching 10% -

                      - Full-Year Net Earnings Decline 15% -


         WILMINGTON, Del. -- Beneficial Corporation (NYSE: BNL) today reported net income of $6.9 million, or $0.10 per share, for the fourth quarter of 1995, compared to earnings of $9.2 million, or $0.15 per share, in the fourth quarter of 1994. 1995 results included $25 million in aftertax charges, or $0.47 per share, for possible credit losses at BFK Bank AG, Beneficial's German consumer banking subsidiary, related to the previously disclosed FUNDUS portfolio and to other commercial loans. During the fourth quarter of 1994 the Company recorded an initial aftertax
         $38 million, or $0.72 per share, charge for the FUNDUS exposure. 1995 results were also reduced by a $9.8 million pretax, or $5.9 million aftertax charge ($0.11 per share), for employee severance and other expenses related to U.S. expense reduction actions. During the fourth quarter, Beneficial's restructuring effort resulted in a reduction in U.S. employment of 225, chiefly in headquarters operations.

         Before the restructuring and German charges, fourth-quarter operating earnings per share fell to $0.68 from $0.87 per share a year earlier, reflecting very heavy up-front loan loss provisioning on the quarter's record growth of over $1 billion in owned receivables during the period, which included $700 million of growth at Beneficial National Bank USA (BNB USA), Beneficial's private-label credit card bank. Beneficial follows a particularly conservative loss-reserving methodology for BNB USA, establishing a 5.25% reserve immediately on all net receivables growth. In total, Beneficial's loan loss provision during the quarter increased 71% to $116.8 million from $68.3 million in the fourth quarter of 1994, as Beneficial added $47.0 million to the balance of the loan loss reserve.

         For the full year, net income fell 15% to $150.5 million from $177.7 million in 1994, and comparable net income per share declined 17% to $2.72 from $3.28. In addition to the fourth-quarter provisions, 1995 profits were also reduced by the first quarter's $39 million net aftertax ($0.74 per share) special provision for the Refund Anticipation Loan (RAL) business resulting from unanticipated changes in IRS tax refund procedures.

         Finn M.W. Caspersen, chairman and chief executive officer, commented, "Without question, 1995 was a very disappointing year because of the large RAL and Germany losses. However, it is also clear that beneath our reported results the groundwork was laid for an outstanding earnings performance in 1996. Before all special charges in both years, operating earnings from Beneficial's core consumer finance operations, excluding both RAL and German results in both years, increased 15%, despite the 36% increase in the provision for credit losses.

         "With full-year managed receivables growth of almost $1.6 billion, improved operating expense ratios, and a second-half lending spread in excess of 10%, all coupled with a very conservative loan loss reserve of over 3% at year-end, we are very well positioned for an excellent gain in 1996 core operating earnings. These factors, coupled with the expected return to a profitable RAL season this year as well, give us great confidence in a strong earnings rebound in 1996."

         Including securitized loans, growth in managed receivables was also at a record level for the fourth quarter. During the quarter, managed receivables grew $862 million compared to a gain of $800 million in the fourth quarter of 1994. Managed receivables outstanding ended 1995 at $14.5 billion, representing a 12% or $1.58 billion increase for the full-year, nearly as much as 1994's $1.7 billion gain. Since 1988 Beneficial has achieved compound annual growth in managed receivables of 12%.

         Fourth-quarter net chargeoffs increased 67% (excluding the FUNDUS losses in both years) to $69.6 million from $41.6 million a year earlier. As an annualized percentage of average owned receivables, net chargeoffs rose to 2.09% from 1.36% a year earlier and 1.73% in the third quarter of 1995. Higher losses reflect the expected maturing of the large BNB USA private-label credit card portfolio, as well as a noticeable increase in net chargeoffs on the high-yielding unsecured loan portfolio. In total, unsecured loan portfolios represented 50% of Beneficial's total outstandings at year-end, up from 43% at the end of 1994. Despite increased chargeoffs, profitability of unsecured lending both through the loan offices and at BNB USA remains highly attractive because of the much higher yields.

         For the full year, net chargeoffs increased 41% (excluding the FUNDUS losses) to $209.4 million from $148.7 million in 1994, and to 1.64% from 1.28% as a percentage of average receivables owned.

         Beneficial's total loan delinquency declined at year-end relative to the September 30, 1995 level but was moderately higher than the record low level at year-end 1994. All owned loan and sales finance balances delinquent two months and greater on a contractual basis declined to 2.98% from 3.19% at September 30, 1995, but increased from 2.46% at December 31, 1994. Examining delinquency of all managed receivables reveals a similar pattern of 2.97% at year-end, down from 3.16% at September 30, but up from 2.47% at year-end 1994. Delinquency levels are well within management's expectations in light of the loan mix of the portfolio with the growing unsecured portion.

         At December 31, 1995, the allowance for credit losses was $406.1 million, or 3.03% of outstanding receivables, compared to $331.6 million, or 2.69% of receivables owned at the end of 1994. At September 30, 1995, the loss reserve was $359.1 million, or 2.90% of receivables. Accordingly, during the fourth quarter the reserve balance was increased by $47.0 million, and for the full year, by $74.5 million. At the year-end level, the reserve remains particularly conservative, both on this absolute basis and relative to net chargeoffs, covering 1995 net chargeoffs
         1.9 times, one of the most conservative ratios in the consumer lending industry.

         Beneficial Corporation is a $15 billion, New York Stock Exchange-listed financial services holding company. Subsidiaries of the Company provide financial services through their various consumer-finance, credit-card, banking and insurance operations located throughout the United States, Canada, the United Kingdom, Ireland, and Germany.

                                     SIGNATURES

                   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            BENEFICIAL CORPORATION
                                                 (Registrant)


                                       By /s/ Samuel F. McMillan
                                          Samuel F. McMillan
                                          Senior Vice President
                                            and Treasurer

         Dated:  January 29, 1996